Exhibit 21
List of Subsidiaries
MarineMax, Inc.
MarineMax East, Inc.
MarineMax Services, Inc.
MarineMax Northeast, LLC
Boating Gear Center, LLC
US Liquidators, LLC
Newcoast Financial Services, LLC